Exhibit (c)(2)

FORM OF

INVESTMENT SUB-ADVISORY AGREEMENT

AARP PORTFOLIOS

AGREEMENT, dated and effective as of                          , 2005, by and among AARP Portfolios (“Trust”), a Delaware statutory trust, AARP Financial Incorporated (“Adviser”), a Delaware corporation, and SSgA Funds Management, Inc., a Massachusetts corporation.

WHEREAS, the Trust is an open-end management investment company, with multiple series, that is registered with the Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Trust, on behalf of its series, pursuant to an Investment Advisory Agreement dated                          , 2005, as may be amended from time to time (“Advisory Agreement”);

WHEREAS, the Advisory Agreement authorizes the Adviser to delegate to one or more other investment advisers any or all of the Adviser’s duties and obligations under the Advisory Agreement with respect to part or all of the assets of one or more of its series; and

WHEREAS, the Trust and the Adviser wish to retain the Sub-Adviser to render certain investment advisory services for the series of the Trust set forth in Exhibit A as may be amended from time to time (each, a “Portfolio” and together, the “Portfolios”) and the Sub-Adviser is willing to furnish such services to the Portfolios.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Adviser, Sub-Adviser and Trust agree as follows:

1. Appointment. The Trust and Adviser appoint the Sub-Adviser to act as investment sub-adviser to the Portfolios for the periods and on the terms set forth in this Agreement with respect to such portions of the Portfolios’ assets as the Adviser may specify. The Sub-Adviser accepts such appointment and agrees to furnish the services and accept the duties and responsibilities set forth in this Agreement for the compensation set forth in Section 5 of this Agreement.

2. Investment Advisory Duties.

(a) Subject to the supervision of the Adviser and the Board of Trustees of the Trust (“Board”), the Sub-Adviser shall:

(i) provide a program of continuous investment management for each of the Portfolios, including ongoing investment guidance, evaluation, policy direction, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends, in accordance with the Portfolio’s investment objective, principal investment strategies, policies and restrictions as set forth in the offering memorandum

(“Offering Memorandum”) and statement of additional information (“SAI”) for the Portfolio, as each may be amended or supplemented;

(ii) invest and reinvest the assets of the Portfolios by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Portfolios may purchase, sell, enter into, or use;

(iii) determine the portions of each Portfolio’s portfolio to be invested in securities or other assets and uninvested or in cash equivalents;

(iv) place orders to purchase and sell securities and other assets for the Portfolios;

(v) if requested to vote proxies by the Adviser, vote all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolios may be invested in a manner that complies with the Trust’s proxy voting policies and procedures and, in the good faith judgment of the Sub-Adviser, best serves the interests of each Portfolio’s shareholders; and

(vi) cooperate with and provide reasonable assistance to the Adviser and the Trust’s other service providers by: (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Portfolios, (2) providing prompt responses to reasonable requests for information or assistance and (3) establishing appropriate processes to promote the efficient exchange of information.

(b) The Sub-Adviser further agrees that, in performing its duties hereunder, it shall:

(i) comply or act in conformity with: (1) the 1940 Act, the Investment Advisers Act of 1940, as amended (“Advisers Act”), the Internal Revenue Code of 1986, as amended (“Code”), and all other applicable laws, rules and regulations; (2) the investment objectives, policies and limitations of each Portfolio as described in its Offering Memorandum and SAI, as such may be amended or supplemented; and (3) all policies, procedures and other directions adopted by the Board and/or the Adviser;

(ii) manage each of the Portfolios that is intended to qualify as a regulated investment company (“RIC”) under Subchapter M of the Code and regulations issued thereunder so that the Portfolio so qualifies and will continue to so qualify;

(iii) furnish the Adviser, the Trust and Board with: (1) information about developments materially affecting the investments and/or portfolio of each Portfolio; (2) such periodic and special reports regarding each of the Portfolios and any Sub-Adviser (as defined in Section 3 below) as the Adviser and/or Board may reasonably request; and (3) such statistical information as the Adviser and/or the Board may reasonably request with respect to the assets or investments of each Portfolio;

(iv) make available to the Adviser, the Trust and the Trust’s administrator or other agent, promptly upon request, such copies of the Sub-Adviser’s investment records and ledgers with respect to each Portfolio as may be required to assist the Trust in its compliance with applicable laws, rules and regulations;

(v) immediately notify in writing the Trust and Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser is: (1) subject to a statutory disqualification that prevents Sub-Adviser from serving as investment adviser pursuant to this Agreement; (2) the subject of an investigation, administrative proceeding or enforcement action by the SEC or any other regulatory authority; or (3) a party to any litigation that may be material to one or more of the Portfolios;

(vi) immediately notify the Trust and the Adviser of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or the Portfolios that is not contained in the Trust’s Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that is or becomes untrue in any material respect;

(vii) provide to the Adviser, Trust and Board such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Portfolios’ Form N-CSRs and Form N-Qs;

(viii) assist as requested in determining the fair value of portfolio securities when market quotations are not readily available (including making knowledgeable personnel of the Sub-Adviser available for discussions with the Adviser and Board and/or the fair valuation committee appointed by the Board upon reasonable request, obtaining bids and offers or quotes from broker-dealers or market-makers with respect to securities held by the Portfolios and providing information upon request on valuations the Sub-Adviser has determined of securities also held by other clients of the Sub-Adviser), for the purpose of calculating each Portfolio’s net asset value in accordance with the procedures and methods established by the Board;

(ix) meet with the Board to explain its activities at such times and places as the Board may reasonably request; and

(x) not consult with any other investment sub-adviser of the Trust (if any), or with the sub-adviser to any other investment company (or separate series thereof) managed by the Adviser concerning the Portfolio’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

3. Use of Brokers and Dealers/Aggregation.

(a) The Sub-Adviser may place orders pursuant to its investment determinations for each of the Portfolios directly with the issuers of the securities, or with any broker or dealer;

(b) The Sub-Adviser may open and maintain brokerage accounts of all types on behalf of and in the name of the Portfolios. The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable or appropriate;

(c) The Sub-Adviser shall use its best efforts to obtain the best overall terms available for portfolio transactions for each of the Portfolios. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth in the market for the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Subject to such policies as the Board and Adviser may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolios to pay a broker or dealer, acting as agent, for effecting a portfolio transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s (or its affiliates’) overall responsibilities with respect to the Portfolios and to its other clients as to which it exercises investment discretion.

(d) The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Portfolios with orders for its other clients where: (1) such aggregation or bunching of order is not inconsistent with a Portfolio’s investment objectives, policies and procedures, (2) the allocation of the securities so purchased or sold, as well as the expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that is fair and equitable in the judgment of the Adviser, and (3) the Sub-Adviser shall be cognizant of its fiduciary obligations to the Portfolios and each of its other clients and shall enter into such transactions only where the rights each client are considered and protected.

4. Allocation of Charges and Expenses.

(a) The Sub-Adviser shall bear all expenses incurred by it and its officers and employees with respect to all activities in connection with the performance of the Sub-Adviser’s services under this Agreement, including, but not limited to, salaries, overhead, travel, preparation of Board materials, review of marketing materials and marketing support.

(b) Upon request by the Adviser, Sub-Adviser agrees to reimburse the Adviser for costs associated with generating and distributing any supplement or amendment to the Offering Memorandums or SAIs for any Portfolio (“Supplement”) when: (1) the Portfolio is updating, supplementing or amending the Offering Memorandums or SAIs for other purposes; (2) the Sub-Adviser is given a copy of a draft of such update, supplement or amendment and fails to provide disclosure of facts then known to the Sub-Adviser or its personnel that require disclosure (or amendments to disclosure) in the Portfolio’s Offering Memorandums or SAIs in time for such disclosure or amendments to disclosure to be included in such update, supplement or amendment; and (3) upon learning of the facts, the Trust determines that a Supplement is necessary in order to comply with applicable laws, rules and regulations.

(c) The Sub-Adviser shall bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control of the Sub-Adviser. In the event that there is a proposed change in control of the Sub-Adviser that would act to terminate this Agreement, and if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Adviser agrees to assume all reasonable costs associated with soliciting shareholders of the Portfolios to approve continuation of this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies. In the event that such proposed change in control of the Sub-Adviser shall occur following either: (1) receipt by the Adviser and the Trust of an exemptive order issued by the SEC with respect to the appointment of sub-advisers absent shareholder approval, or (2) the adoption of proposed Rule 15a-5 under the 1940 Act, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a statement, required by the exemptive order or Rule 15a-5, containing all information that would be included in a proxy statement.

5. Compensation.

(a) As compensation for the services provided by the Sub-Adviser under this Agreement, the Adviser shall pay the Sub-Adviser, at the end of each calendar month, an advisory fee with respect to each of the Portfolios calculated daily at an annual rate equal to the amount of average daily net assets listed opposite the Portfolio’s name in Exhibit A.

(b) For purposes of this Section 5, the “average daily net assets” of a Portfolio shall mean the average of the values placed on the Portfolio’s net assets as of the close of the Portfolio’s business (or such other time as a Portfolio may lawfully elect) on each Portfolio business day during the calendar month. If the Portfolio suspends the determination of net asset value on one or more business days, the value of the net assets of the Portfolio as last determined shall be deemed to be the value of its net assets on each such day.

6. Books, Records and Regulatory Filings.

(a) The Sub-Adviser agrees to maintain such books and records with respect to its services to the Trust and Adviser as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable laws, rules and regulations, and to preserve such records for the periods and in the manner required by applicable laws, rules or regulations.

(b) The Sub-Adviser agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Trust and shall be surrendered promptly to the Trust upon its request.

(c) The Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Portfolios are being conducted in accordance with applicable laws, rules and regulations.

(d) The Sub-Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act, with respect to its duties as are set forth herein. The Sub-Adviser also shall make all required filings on Forms 13D and 13G (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) as may be required of the Portfolios due to the activities of the Sub-Adviser. The Sub-Adviser shall coordinate with the Adviser and Trust as appropriate with respect to the making of such filings.

7. Standard of Care, Limitation of Liability and Indemnification.

(a) The Sub-Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser, the Portfolios or the shareholders of any Portfolio in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser, the Trust, the Portfolios or to shareholders of the Portfolios to which the Sub-Adviser would otherwise be subject by reason of breach of this Agreement or willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement.

(b) Notwithstanding any other provision of this Agreement, the Sub-Adviser shall not be liable for any loss to the Adviser or Portfolios caused directly or indirectly by circumstances beyond the Sub-Adviser’s reasonable control including, but not limited to, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, earthquakes, floods or other catastrophes, acts of God, wars or failures of communication or power supply, provided that: (1) the Sub-Adviser has implemented and maintains a business continuity plan that is deemed to be reasonable and appropriate by the Board, (2) the business continuity plan complies with applicable laws, rules and regulations, and (3) the Sub-Adviser uses its best efforts to mitigate losses of the Portfolios and the Adviser.

(c) The Sub-Adviser agrees to indemnify and hold harmless the Adviser and the Trust, any affiliated persons within the meaning of Section 2(a)(3) under the 1940 Act of the Adviser and Trust (other than the Sub-Adviser and its affiliates), and each person who, within the meaning of Section 15(c) of the Securities Act of 1933. as amended, controls (“controlling person”) the Adviser and/or Trust (other than the Sub-Adviser or its affiliate, to the extent that the Sub-Adviser or such affiliate is found to control the Trust or Adviser) (collectively, the “Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which the Adviser Indemnified Persons may become subject under applicable laws, rules and regulations, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities to the Portfolios and Adviser which may be based on any willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement or otherwise for breach of this Agreement.

(d) As used in this Section 7 (other than the obligation of the Sub-Adviser to indemnify the Adviser and Trust set forth in Sub-section 7(c)), the term “Sub-Adviser” shall include any officers, directors, employees or other affiliates of the Sub-Adviser performing the services provided for in this Agreement with respect to the Portfolios.

8. Other Activities of the Sub-Adviser. It is understood that the services of the Sub-Adviser are not exclusive, and that nothing in this Agreement shall prevent the Sub-Adviser from providing similar services to other investment companies or to other clients or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere with the Sub-Adviser’s ability to meet its obligations to the Adviser, Trust and Portfolios. If the Sub-Adviser provides any advice to its clients concerning investment in the shares of a Portfolio, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, Trust or the Portfolios.

9. Compliance Matters.

(a) The Sub-Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with the Adviser and the Trust and its Trustees and officers, including the Trust’s Chief Compliance Officer (“CCO”), with respect to (1) any and all compliance-related matters, and (2) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by the Trust, the Adviser and Sub-Adviser. In this regard, the Sub-Adviser shall:

(i) submit to the Board for its consideration and approval, prior to commencement of the Portfolios’ operations, the Sub-Adviser’s applicable compliance policies and procedures;

(ii) submit to the Board for its consideration and approval, annually (and at such other times as the Trust may reasonably request), a report (“Report”) fully describing any material amendments to the Sub-Adviser’s compliance policies and procedures since the more recent of: (1) the Board’s approval of such policies and procedures or (2) the most recent Report;

(iii) provide periodic reports discussing the Sub-Adviser’s compliance program and special reports in the event of material compliance matters;

(iv) permit the Adviser and the Trust and its Trustees and officers to become familiar with the Sub-Adviser’s operations and understand those aspects of the Sub-Adviser’s operations that may expose the Adviser and Trust to compliance risks or lead to a violation by the Trust, the Adviser or the Sub-Adviser of the federal securities laws;

(v) permit the Adviser, the Trust and the Trust’s Trustees and officers to maintain an active working relationship with the Sub-Adviser’s compliance personnel by, among other things, providing the Adviser and the Trust’s CCO and other officers with a specified individual within the Sub-Adviser’s organization to discuss and address compliance-related matters;

(vi) provide the Adviser, the Trust and the Trust’s Trustees and CCO with such certifications as may be reasonably requested; and

(vii) make the Sub-Advisor’s personnel and compliance policies and procedures reasonably available to such personnel as the Adviser and the Trust and its Trustees and officers may designate to audit the effectiveness of the Sub-Adviser’s compliance controls, policies and procedures.

(b) The Sub-Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

10. Duration and Termination.

(a) This Agreement shall continue with respect to each Portfolio for a period of two years from the commencement date for each Portfolio specified in Exhibit A, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by: (1) the Board or (2) a vote of a majority of the Portfolio’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not (i) parties to this Agreement or (ii) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b) Notwithstanding the foregoing, this Agreement may be terminated without penalty with respect to any Portfolio upon sixty (60) days’ written notice: (1) by the Trust, pursuant to (i) action of the Board or (ii) the vote of a majority of the applicable Portfolio’s outstanding voting securities; (2) by the Adviser; or (3) by the Sub-Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). In addition, this Agreement will terminate with respect to any Portfolio in the event of the termination of the Investment Advisory Agreement between the Trust and the Adviser with respect to that Portfolio.

11. Use of Name.

(a) The Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Portfolios’ disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Sub-Adviser shall not use the names of the Adviser, the Trust or the Portfolios in its marketing materials unless it first receives prior written approval of the Trust and Adviser.

(b) It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

12. Confidential Information. Each party agrees that it will treat confidentially all information provided by each of the other parties regarding such other party’s business and operations, including without limitation the investment activities or holdings of a Portfolio. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public through no wrongful act of the recipient or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable laws, rules or regulations.

13. Representations. The Sub-Adviser represents, warrants and covenants that:

(a) it is a duly registered investment adviser under the Advisers Act and shall remain so registered for the term of this Agreement; and

(b) it shall promptly notify the Trust in writing if it:

(1) fails to remain registered as an investment adviser under the Advisers Act or in a substantially equivalent manner under the laws of any jurisdiction in which it is required to be so registered in order to perform its obligations under this Agreement;

(2) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

(3) experiences a change in control and/or management.

14. Notices. All notices hereunder shall be provided in writing and delivered by first class postage pre-paid U.S. mail or by fax. Notices delivered by mail shall be deemed given three days after mailing and upon receipt if sent by fax.

If to Trust:	AARP PORTFOLIOS
601 E STREET, NW
WASHINGTON, DC 20004
FAX

If to Adviser:	AARP FINANCIAL INCORPORATED
601 E STREET, NW
WASHINGTON, DC 20004
FAX

If to Sub-Adviser:	SSgA FUNDS MANAGEMENT, INC.
___________________________________
___________________________________
FAX

15. Amendments. This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations and any exemptive relief obtained from the SEC.

16. Release. The names “AARP Portfolios” and “Board of Trustees of the AARP Portfolios” refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee or officer or shareholder of the Trust shall be personally liable for any such liabilities. All persons dealing with any Portfolio of the Trust must look solely to the property belonging to such Portfolio for the enforcement of any claims against the Trust

17. Miscellaneous.

(a) This Agreement shall be governed by applicable federal laws, rules and regulations and the laws of the State of Delaware without regard to the conflicts of law provisions thereof.

(b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d) Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, the Trust or the Portfolios.

(e) Concurrent with the execution of this Agreement, the Sub-Adviser is delivering to the Adviser and the Trust a copy of Part II of its Form ADV, as revised, on file with the SEC. The Adviser and the Trust hereby acknowledge receipt of such copy.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their officers designated below as of the date first set forth above.

AARP PORTFOLIOS

By:
Name:
Title:

AARP FINANCIAL INCORPORATED

By:
Name:
Title:

SSgA FUNDS MANAGEMENT, INC.

By:
Name:
Title:

EXHIBIT A

Name of Portfolios	Commencement Date	Sub-Advisory Fee

U.S. Stock Market Portfolio	[_______________]	___% of the Portfolio’s average daily net assets managed by the Sub-Adviser, calculated as described in Section 5 of the foregoing Agreement.

International Stock Market Portfolio	[_______________]	___% of the Portfolio’s average daily net assets managed by the Sub-Adviser, calculated as described in Section 5 of the foregoing Agreement.

U.S. Bond Market Portfolio	[_______________]	___% of the Portfolio’s average daily net assets managed by the Sub-Adviser, calculated as described in Section 5 of the foregoing Agreement.